MERRILL LYNCH SERIES FUND, INC.

CAPITAL STOCK PORTFOLIO

SERIES #4

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/30/01	Reliant Resources	$1,455,000.	$1,560,000,000.	Goldman Sachs

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